Exhibit 99.3

MOLEKULE GROUP, INC.
INDUCEMENT AWARD RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND RESTRICTED
STOCK UNIT AGREEMENT

Molekule Group, Inc., a corporation organized under the laws of Delaware (the “Company”), hereby grants to the holder listed below (“Participant”) the number of restricted stock units set forth below (the “RSUs”), effective April 14, 2023. The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (this “Grant Notice”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), which is incorporated herein by reference. The RSUs are being granted as an inducement material to Participant’s entry into employment pursuant to Nasdaq Stock Market Rule 5635(c)(4). The RSUs are not granted under the Molekule Group, Inc. 2021 Incentive Award Plan (the “Plan”) or any other equity plan of the Company, but will be subject to the terms and conditions set forth in the Plan, other than Articles 3.1, 5, 6, 7, 9, and 12.3 thereof (the “Excluded Sections”), as if the RSUs were a restricted stock unit granted under the Plan; provided that for the avoidance of doubt, the shares of common stock, par value $0.01 per share, (the “Shares”) subject to the RSUs shall not reduce and shall have no impact on the number of shares available for grant under the Plan. The terms and conditions of the Plan applicable to an award of restricted stock units granted under the Plan, other than the Excluded Sections, are incorporated herein by reference and made a part of the Agreement.

Participant:	Ryan M. Patch
Grant Date:	April 14, 2023
Vesting Start Date:	April 10, 2023
Number of RSUs:	500,000
Vesting Schedule:	See Exhibit B

Withholding Tax Election:

By accepting the RSUs, Participant understands and agrees that as a condition of the grant of the RSUs hereunder, Participant is required to, and hereby affirmatively instructs and irrevocably authorizes the Company to instruct any brokerage firm determined acceptable by the Company to sell on Participant’s behalf a whole number of Shares from those Shares that are subject to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any payroll taxes due pursuant to the U.S. Federal Insurance Contributions Act (“FICA”)) required by Applicable Law (as defined in the Plan) to be withheld. Furthermore, Participant directs the Company to make a cash payment in respect of the required tax withholdings from the cash proceeds of such sale(s) directly to the appropriate taxing authorities. Participant has carefully reviewed Section 2.5 of the Agreement and Participant hereby represents and warrants that on the date hereof he or she is not aware of any material, non-public information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent such sales, does not have and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to the Agreement, and is entering into the Agreement and this election to “sell to cover” in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is Participant’s intent that this election to “sell to cover” complies with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Agreement and this Grant Notice. Participant has reviewed the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan (to the extent the terms of the Plan apply to the RSUs). Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Grant Notice, the Agreement or the Plan (as it relates to the RSUs).

MOLEKULE GROUP, INC.		PARTICIPANT

By:	/s/ Ryan Tyler	By:	/s/ Ryan M. Patch
Name:	Ryan Tyler	Name:	Ryan M. Patch
Title:	Chief Financial Officer

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Grant Notice to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.

ARTICLE I.
GENERAL

Section 1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan, the Grant Notice, or the employment agreement entered into by Participant and the Company on April 10, 2023 attached hereto as Exhibit C (the “Employment Agreement”). For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Company Group” shall mean the Company and its Subsidiaries.

(b) “Company Group Member” shall mean each member of the Company Group.

Section 1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement, and the terms and conditions of the Plan applicable to an award of restricted stock units granted under the Plan (other than the Excluded Sections), and such terms and conditions are incorporated herein by reference and made a part of this Agreement. If there is any conflict between the terms of the Plan (other than the Excluded Sections) and this Agreement, the terms of the Plan shall control.

ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS

Section 2.1 Award of RSUs. In consideration of Participant’s employment to be rendered to the Company by Participant and as a material inducement for Participant to accept employment from the Company, and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan (other than the Excluded Sections), and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan. Each RSU represents the right to receive one Share (as defined below) at the times and subject to the conditions set forth herein. However, unless and until shares of Common Stock (“Shares”) are delivered in settlement of the RSUs, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

Section 2.2 Vesting of RSUs.

(a) Subject to Participant’s continued employment with a Company Group Member on each applicable vesting date and subject to the terms of this Agreement, including, without limitation, Section 2.2(b), (c) and (d), the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice.

(b) In the event Participant’s employment with the Company Group Members is terminated, except as otherwise provided in Section 2.2(c) or (d), or as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, including the Employment Agreement, Participant shall immediately forfeit any and all RSUs granted under this Agreement that have not vested or do not vest on or prior to the date on which such termination of employment occurs, and Participant’s rights in any such RSUs that are not so vested shall lapse and expire.

(c) In the event that Participant’s employment with the Company Group Members is terminated by reason of death or Disability, then subject to Participant’s execution and delivery to the Company of a general waiver and release of claims in a form reasonably acceptable to the Company, 100% of Participant’s then unvested RSUs shall immediately accelerate and become vested and be settled with Participant within thirty (30) days from such termination of employment.

(d) In the event that Participant’s employment with the Company Group is terminated without cause within twelve (12) months following a Change of Control (as defined in the Employment Agreement), then subject to Participant’s execution and delivery to the Company of a general waiver and release of claims in a form reasonably acceptable to the Company, 100% of Participant’s then outstanding RSUs shall become vested.

Section 2.3 Settlement of RSUs.

(a) Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the vesting of the applicable RSU pursuant to Section 2.2, and, in any event, no later than 30 days following the date such vesting occurs. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.

(b) All distributions shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.

Section 2.4 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Shares underlying the RSUs prior to the fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Company Group Member with respect to which the applicable withholding obligation arises.

Section 2.5 Tax Withholding. Notwithstanding any other provision of this Agreement:

(a) The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local, provincial and foreign taxes (including the employee portion of any taxes due pursuant to FICA) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book-entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the RSUs or the issuance of Shares. With respect to such tax withholding obligations, the Company shall instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares that are subject to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum amount of any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld, and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this RSU constitutes Participant’s instruction and irrevocable authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(a), including the transactions described in the previous sentence, as applicable.

(b) In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.5(a): (i) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with participants in the Plan, in which Participant and the other participants in the block trade receive an average price; (iii) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (v) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (vi) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises, an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.

(c) Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes owed in connection with the RSUs, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the RSUs. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of the RSUs or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

Section 2.6 Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE III.
OTHER PROVISIONS

Section 3.1 Administration. The Administrator shall have the power to interpret the Plan, Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

Section 3.2 RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the RSUs may be transferred to Permitted Transferees, pursuant to any conditions and procedures the Administrator may require.

Section 3.3 Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

Section 3.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 3.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.6 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 3.7 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

Section 3.8 Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.

Section 3.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Section 3.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 3.11 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

Section 3.12 Entire Agreement. The Plan (apart from the Excluded Sections), the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

Section 3.13 Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the RSUs either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

Section 3.14 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

Section 3.15 Limitation on Participant’s Rights. This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs.

Section 3.16 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 3.17 Special Provisions for Restricted Stock Units Granted to Participants Outside the United States. If Participant performs services for the Company outside of the United States, this Agreement shall be subject to the special provisions, if any, for Participant’s country of residence, as may be set forth in a foreign appendix.

(a) If Participant relocates to another country during the life of this Agreement, special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable foreign and local law.

(b) The Company reserves the right to impose other requirements on this Agreement, the RSUs and the Shares issued upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with applicable foreign or local laws and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B

VESTING SCHEDULE

The RSUs shall become vested on the dates set forth below, provided that Participant is then employed by any Company Group Member, except as otherwise provided in this Agreement. Except as otherwise provided in this Agreement or an applicable written agreement between Participant and a Company Group Member, including the Employment Agreement between Participant and the Company, there will be no proportionate or partial vesting prior to each such vesting date and all vesting of applicable RSUs will occur only on such vesting date, subject to Participant’s continued employment or other service with a Company Group Member through such vesting date.

Vesting Date	Number of RSUs Vesting
April 10, 2023	31,250
July 10, 2023	31,250
October 10, 2023	31,250
January 10, 2024	31,250
April 10, 2024	31,250
July 10, 2024	31,250
October 10, 2024	31,250
January 10, 2025	31,250
April 10, 2025	31,250
July 10, 2025	31,250
October 10, 2025	31,250
January 10, 2026	31,250
April 10, 2026	31,250
July 10, 2026	31,250
October 10, 2026	31,250
January 10, 2027	31,250

EXHIBIT C

EMPLOYMENT AGREEMENT